Exhibit 10.32

COMPENSATION OF DIRECTORS

Our Board compensation is paid quarterly, and non-employee directors are also reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees. Our Non-Employee Directors each receive a $30,000 annual cash retainer, paid quarterly. Board and committee chairs, the Lead Independent Director, and Audit Committee members, will receive an additional cash retainer as follows:

Additional Annual Retainer
Chairman	$25,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating/Governance Committee Chair	$7,000
Lead Independent Director	$7,500
Audit Committee Member	$5,000

In addition, our Board members will receive meeting fees as follows:

Attendance
Participation in a physical Board meeting	$3,000
Participation in a physical committee meeting	$1,000
Participation in any telephonic meeting	$1,000

Each of our Non-Employee Directors receive stock option grants and restricted stock units under our 2009 Stock Incentive Plan. On the date of each annual meeting of stockholders, each Non-Employee Director receives a nonstatutory option to purchase 11,000 shares of common stock and a restricted stock unit covering $40,000 of common stock, with the number of shares of common stock underlying the restricted stock award to be equal to the quotient of $40,000 divided by the closing price of the common stock on the date of the annual award (the “annual award”). Each annual award is made on the date of each annual stockholders’ meeting. The shares subject to both the option and the restricted stock units shall vest, and any repurchase right, shall lapse, in a series of twelve successive equal monthly installments upon the individual’s completion of each month of service as a Board member measured from the annual award date.

Any Non-Employee Director who is appointed to fill a vacancy on the Board of Directors on a date other than the date of the annual meeting of stockholders, will receive an initial nonstatutory stock option grant, with the number of shares of common stock for the annual award prorated based upon the number of days that have lapsed since the date of the most recent annual meeting of stockholders and the first day of the new director’s service on the Board. The initial restricted stock unit award will be prorated on the same basis using the number of shares underlying the last annual restricted stock unit award made to Non-Employee Directors. The initial option grant and initial restricted stock award will vest monthly over the period from the calendar month after the date the new director commenced service on the board through the 12-month anniversary of the prior year’s annual meeting of stockholders. The initial option grant and initial restricted stock awards for a new director will be made on the last trading day of the calendar month in which the director commenced service on the Board.

The exercise price of each option granted under the non-discretionary grant program is 100% of the fair market value of the common stock subject to the option on the date of grant. Restricted stock unit awards will be granted pursuant to restricted stock unit agreements, and any required tax withholding can be deducted from the vested shares of common stock to be delivered under the restricted stock unit agreements. Shares that vest under each restricted stock unit award will be distributed to the participant on the earlier of twelve months after the award date or the date of separation of service from the Board of Directors.